DATED 15TH MARCH 2010

(1) CANCER RESEARCH TECHNOLOGY LIMITED

AND

(2) GENESIS BIOPHARMA, INC.

Patent and Know How Licence

GB 000001

THIS AGREEMENT is made the 15th day of March 2010

BETWEEN:

(1)	Cancer Research Technology Limited, a company registered in England and Wales under number 1626049 with registered office at Sardinia House, Sardinia Street, London WC2A 3NL, England (“CRT”); and

(2)
Genesis Biopharma, Inc. (formerly known as Freight Management Corporation), a company incorporated in the State of Nevada, United States of America whose principal place of business is at Suite 200, 8275 Eastern Ave., Las Vegas, Nevada, 89123 (“Genesis Biopharma”).

RECITALS

(A)	CRT is an oncology focused technology transfer and development company.

(B)
CRT is wholly owned by Cancer Research UK, a company registered under number 4325234 and registered charity number 1089464. Cancer Research UK was formed as a result of the merger on 4 February 2002 of two charities: the Cancer Research Campaign (“CRC”) and Imperial Cancer Research Fund.

(C)
CRC funded research concerning the CD55 antigen in the laboratories of Professor Lindy Durrant at the University of Nottingham (the “University”). Pursuant to a Research Collaboration and Option Agreement dated 27th July 2000 made between CRT (under its former name of Cancer Research Campaign Technology Limited), Viragen (Scotland) Limited and the University, as amended by the Novation Agreement dated 7th September 2001 (the “Collaboration Agreement”), the research led to a novel therapeutic use of anti-CD55 antibodies (the “Invention”) and CRT is the registered proprietor of the application(s) for patent(s) described in Schedule 2 (the ”Scheduled Patents”) in respect of the  Invention. Under a letter agreement dated 11th November 2003 between Viragen, Inc. (“Viragen”) and CRT (the “Letter Agreement”), CRT granted a limited licence to Viragen to certain intellectual property in respect of the Invention. The Collaboration Agreement and Letter Agreement expired and Viragen (the parent company of Viragen (Scotland) Limited), entered into a patent and know how licence agreement dated 27 April 2005 (the “2005 Licence”) under which CRT granted Viragen an exclusive licence to the Licensed Intellectual Property (as defined by the 2005 Licence, the “2005 Licensed Intellectual Property”).  During the term of the Letter Agreement and 2005 Licence, Viragen (either itself or through its wholly owned subsidiary Viragen (Scotland) Limited) generated certain Viragen Intellectual Property (defined in Clause 1).

(D)
In connection with the liquidation of Viragen and Viragen (Scotland) Limited, the 2005 Licence was terminated in accordance with its terms by CRT. In the interests of ensuring the further development of the Invention, CRT waived its rights to call for Viragen’s rights in the Viragen Intellectual Property (as defined in the 2005 Licence) and the clinical data generated by Viragen relating to the 2005 Licensed Intellectual Property to be assigned to CRT.  At the request of Viragen’s liquidators, CRT negotiated and concluded  a licence (the “Percipio Licence” as defined below) in materially similar terms to the 2005 Licence with Percipio Biotherapeutics, Inc. (“Percipio”) to ensure the commercial exploitation of the Invention and anti-CD55 antibody programme to develop Products (as defined in Clause 1).  During the term of the Percipio Licence, Percipio generated certain Percipio Intellectual Property (defined in Clause 1).

GB 000002

(E)
On the basis of the arrangements described in paragraph D, (i) the Viragen Intellectual Property was assigned to Hamilton Atlantic, a company organized in the Cayman Islands (“Hamilton”), pursuant to an Assignation executed by Hamilton on  6 May  2008; (ii) Hamilton entered into that certain License Agreement (“Agreement I”) effective as of August 20, 2008, by and between Hamilton and Percipio (formerly known as Sunburst Acquisitions III, Inc., a Colorado corporation), and that certain License Agreement (“Agreement II,” collectively with Agreement I the “Sunburst License Agreements”) effective as of August 21, 2008, by and between Hamilton and Percipio, pursuant to which Hamilton agreed to license to Percipio the Viragen Intellectual Property; and (iii) CRT and Hamilton entered into that certain Agreement effective as of October 21, 2008, between CRT and Hamilton (the “Hamilton Side Agreement”), pursuant to which Hamilton agreed to grant CRT an exclusive worldwide right and licence to the Viragen Intellectual Property in the event that the Percipio Licence and Agreement II are terminated.

(F)
It is proposed that concurrent with this Agreement Hamilton will terminate the Sunburst Licence Agreements by agreement with Percipio and will assign the Viragen Intellectual Property to Genesis Biopharma pursuant to an asset purchase agreement (the “Asset Purchase Agreement”).

(G)
It is proposed that concurrent with this Agreement CRT, Hamilton, Percipio, and Genesis Biopharma will enter into an agreement (the “Licence Termination and Waiver Agreement”) pursuant to which CRT and Percipio will terminate the Percipio License and CRT will waive its rights arising from the Hamilton Side Agreement in order to facilitate the commercial exploitation of the Invention and anti-CD55 antibody programme, including by the grant of an exclusive licence under the Licensed Patents (defined in Clause 1), the Licensed Know How and the Licensed Materials upon the terms and conditions set out in this Agreement.

(H)	Percipio has assigned all rights in the Percipio Intellectual Property to Genesis Biopharma as referred to in the Licence Termination and Waiver Agreement.

GB 000003

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings:

“Affiliate”
means, with respect to a Party, any company, corporation, partnership or other entity, which directly or indirectly Controls, or is controlled by, or is under the common control with such Party including as a subsidiary, parent or holding company of such Party; and the term “Control” means the ownership of more than fifty per cent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

“Agreement”
means this document entitled “Patent and Know How Licence” and any and all schedules, appendices and other addenda to it as may be varied or otherwise altered or amended from time to time in accordance with the provisions of Clause 13.3.

“Business Day”	means a day other than a Saturday, Sunday, bank or other public holiday in England.

“Commencement Date”	means the date first above written.

“Competent Authority”
means any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of any government or of any country having jurisdiction over this Agreement or of any of the Parties or over the development or marketing of medicinal products including, but not limited to, the European Commission, the European Court of Justice and the Food and Drug Administration of the United States of America.

“Confidential Information”
means any and all information which is identified and treated by the disclosing Party as secret and confidential or which, by reason of its character or the circumstances or manner of its disclosure, is evidently secret and confidential and which the disclosing Party from time to time discloses to the recipient Party, whether orally, in writing, in digital form, in the form of machine readable code or any other physical medium which relates to the disclosing Party, its business activities and including, but not limited to Know How, financial information (except that published in audited accounts), business strategies or intentions, marketing plans or information, formulae, inventions or product or services development.

“Development Plan”
means the programme for the development of Products to be undertaken by or on behalf of Genesis Biopharma as more particularly set out in Schedule 1 and as may be amended from time to time by agreement of the Parties in writing.

GB 000004

“European Economic Area”	means those countries that are members of the European Economic Area as constituted at the Commencement Date.

“Field”	means the field of use of 791T/36 for the immunotherapeutic treatment and/or diagnosis of diseases.

“Financing Event”	means the receipt by Genesis Biopharma of at least US$1,100,000 (one million one hundred thousand US dollars), in total, whether in a single tranche or cumulatively, in cash.

“Genesis Biopharma Intellectual Property”
means any Know How, Material or Patent Rights directly related to the development of antibodies directed against CD55 or the Products, whether as an improvement to the Licensed Intellectual Property and/or Viragen Intellectual Property and/or Percipio Intellectual Property or otherwise, discovered, invented, developed, or manufactured as a result of research undertaken by Genesis Biopharma itself or its Affiliates or Sub-licensees or research funded by Genesis Biopharma but undertaken by a Third Party and undertaken pursuant to the licence in this Agreement.

“Force Majeure”
means in relation to either Party any event or circumstance which is beyond the reasonable control of that Party, which that Party could not reasonably be expected to have taken into account at the Commencement Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including an act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery, governmental restraint, act of legislature and directive or requirement of a Competent Authority governing any Party provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

“Indication”
means a recognized disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. Notwithstanding the foregoing, “Indication” as used in Clause 4 shall mean a specific disease indication differentiated by tumor types (as opposed to different labels within the same tumor type).

GB 000005

“In Vivo Efficacy Work”	means the work so described as detailed in Part 1 of Stage 1 of the Development Plan.

“Initial Financing”	means the receipt by Genesis Biopharma of the sum of US$400,000 (four hundred thousand US Dollars) pursuant to commitments made on or before the Commencement Date.

“Know How”
means technical and other information which is not in the public domain including, ideas, concepts, inventions, discoveries, data, formulae, specifications, information relating to Materials (including Licensed Materials), procedures for experiments and tests and results of experimentation and testing, results of research and development including laboratory records and data analyses which is secret, substantial and identifiable.

“Licensed Intellectual Property”	means the Licensed Know How, the Licensed Materials and the Licensed Patents.

“Licensed Know How”	means any and all Know How set out in Schedule 3 to this Agreement.

“Licensed Materials”	means (i) the mouse monoclonal antibody called 791T/36 and (ii) the hybridoma ATCC Hybridoma Number HB9173 which produces 791T/36 owned by CRT.

“Licensed Patents”
means (i)  Patent Application Number PCT/GB2003/005163 (and all foreign equivalents thereof); (ii) any and all other patent application(s), patents, divisionals, continuations, continuations in part and improvements arising therefrom; and (iii) any and all other Patent Rights obtained in pursuance of or deriving priority from the Patent Rights listed in items (i) and (ii) hereof.  A list of Patent Rights as of the Commencement Date is set forth in Schedule 2.

“Major Market”	means each of the following groups of countries:

(i) the European Economic Area;

(ii) Japan, Australia and New Zealand; and

(iii) the United States of America and Canada.

“Marketing Plan”	has the meaning set forth in Clause 3.5.

GB 000006

“Material”	means any chemical or biological substance directly related to the Licensed Materials, including any:

	(i)	organic or inorganic chemical element or compound;

	(ii)	nucleotide or nucleotide sequence including DNA and RNA sequences;

	(iii)	gene;

	(iv)	vector or construct including plasmids, phages, or viruses;

	(v)	host organism including bacteria, fungi, algae, protozoa and hybridomas;

	(vi)	eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system;

	(vii)	protein including any peptide, amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein, peptide, enzyme, or antibody;

	(viii)	drug or pro-drug;

	(ix)	other genetic or biological material or micro-organism; or

	(x)	assay or reagent.

“Net Sales”
means the invoiced amount actually received for sales of Products to a Third Party trade purchaser (the “Customer”) by Genesis Biopharma or its Affiliates, or, to the extent permitted in this Agreement, by Sub-licensees or sub-sub-licensees, less the following items to the extent they are paid or incurred or allowed and included in the invoice price:

	(i)	quantity, trade and/or cash discounts or rebates actually granted or accrued;

	(ii)	amounts repaid or credited and allowances including cash, credit or free goods allowances given by reason of billing errors and rebates actually allowed or paid or accrued;

	(iii)	amounts refunded or credited for Products which were rejected or damaged or recalled; and

GB 000007

	(iv)	shipping charges, taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Products.

The transfer of Products by Genesis Biopharma, by its Affiliates or by its Sub-licensees to another one of the foregoing shall not be considered a sale. In such cases, Net Sales shall be determined based on the invoiced sale price levied by Genesis Biopharma or the relevant Affiliate or Sub-licensee on the Customer, less the aforementioned deductions set out above to the extent they are allowed, paid or accrued.

“Orphan Indication”
means an Indication which is rare in the general population in the Territory, as defined by the controlling Competent Authority in the country of interest, as such definition may be amended from time to time.

“Parties”	means CRT and Genesis Biopharma and “Party” shall be construed as any of them.

“Patent Rights”
means any patent applications, patents, author certificates, inventor certificates, utility certificates, utility models and all foreign counterparts of them and includes all divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, provisional applications, continued prosecution applications, requests for continued examinations, re-examinations, confirmations, registrations, revalidations and additions of or to them, as well as any supplementary protection certificate, or like form of protection.

“Percipio Intellectual Property”
means any Know How, Material or Patent Rights directly related to the development of antibodies directed against CD55, whether as an improvement to the Licensed Intellectual Property or otherwise, discovered, invented, developed, or manufactured as a result of research undertaken by Percipio itself or its Affiliates or Sub-licensees or research funded by Percipio but undertaken by a Third Party and whether undertaken pursuant to the Percipio Licence or pursuant to the Sunburst Licence Agreement, assigned to Genesis Biopharma as referred to in Recital (G).

GB 000008

“Percipio Licence”	means the Patent and Know How Licence dated 21 October 2008 made between (1) CRT and (2) Percipio.

“Pivotal Registration Study”	means a clinical study designed to provide the efficacy data required to enable a new drug application or other like documentation to be filed in the United States of America or any Major Market.

“Product”
means any item, thing or process that falls within the scope of a Licensed Patent or that uses Licensed Know How, or which contains or was developed using Licensed Materials, or any Viragen Intellectual Property or Percipio Intellectual Property.

“Quarter”	means any period of three consecutive calendar months commencing on 1 January, 1 April, 1 July, or 1 October in any year.

“Revenue Share”
means the revenue share to be decided based upon the arms-length, fair market value of the intellectual property being conveyed by Genesis Biopharma to CRT pursuant to this Agreement.  In determining fair market value, the intellectual and financial contributions of the Parties to the entire package of intellectual property (which includes Genesis Biopharma Intellectual Property) that is to be commercialized shall be determinative factors.

“SPC”
means a right based on the Licensed Patents or any of them pursuant to which the holder of the right is entitled to exclude Third Parties from using, making, having made, selling, advertising or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as Supplementary Protection Certificates in Europe, and any similar right anywhere in the world.

“Sub-licence”	means a sub-licence of the Licensed Intellectual Property granted by Genesis Biopharma to its Affiliate or a Third Party.

“Sub-licence Fees”	means all gross consideration (including upfront and milestone payments) other than royalty payments that accrue to Genesis Biopharma under any Sub-licence.

“Sub-licensee”	means any Third Party or Affiliate of Genesis Biopharma granted a Sub-licence by Genesis Biopharma in accordance with Clause 2.4.

“Territory”	means the world.

GB 000009

“Third Party”	means any entity or person other than the Parties or an Affiliate of either of them.

“Tobacco Party”	means any corporation, company, partnership or other organisation or person with a material interest in or links to the tobacco industry.

“Viragen Intellectual Property”
means any Know How, Material or Patent Rights directly related to the development of antibodies directed against CD55, whether as an improvement to the Licensed Intellectual Property or otherwise, discovered, invented, developed, or manufactured as a result of research undertaken by Viragen itself or its Affiliates or Sub-licensees or research funded by Viragen but undertaken by a Third Party and whether undertaken pursuant to the 2005 Licence or pursuant to the Letter Agreement, assigned to Genesis Biopharma by Hamilton under the terms of the  Asset Purchase Agreement.

1.2	In this Agreement:

1.2.1
unless the context otherwise requires, all references to a particular Clause or schedule shall be a reference to that Clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.2.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4
unless the contrary intention appears, words denoting “persons” shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

1.2.5	the words “include”, “included” and “including” are to be construed without limitation to the generality of the preceding words; and

1.2.6	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

GB 0000010

2.	GRANT OF LICENCE

2.1
In consideration for the payments to be made by Genesis Biopharma to CRT pursuant to Clause 4, CRT hereby grants to Genesis Biopharma an exclusive worldwide right and licence under all of its rights in the Licensed Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Products in the Field. Genesis Biopharma hereby acknowledges that as of the Commencement Date it is already in possession of the Licensed Know How and Licensed Materials and CRT is under no obligation to provide further quantities of such Licensed Know How and Licensed Materials.

2.2	Subject to Clause 2.3, the licence granted in Clause 2.1 shall, in relation to a particular country in the Territory, terminate on:

2.2.1	the expiry of the relevant Licensed Patent in the relevant country; or

2.2.2	ten years after the date that the first therapeutic Product was placed on the market in such country,

whichever is the later.

2.3	It is acknowledged and agreed that:

2.3.1	this Agreement shall be subject to the academic research rights granted to the University under the Licensed Intellectual Property; and

2.3.2
CRT shall have the right to license the Licensed Intellectual Property to academic and research institutions other than the University, including, for the avoidance of doubt, Cancer Research UK, for non-commercial research purposes only, provided that (i) such research does not involve and does not envisage (a) the disclosure of Confidential Information, or Licensed Intellectual Property that is not in the public domain or (b) the licence of any of the Licensed Intellectual Property to a Third Party who is not a not-for-profit or publicly funded organisation; and (ii) any licence between CRT and the Third Party licensee shall be non-transferable and shall provide that such Third Party shall have no rights to sublicense any of its rights under the Licensed Intellectual Property.  Prior to CRT granting any licence pursuant to this Clause 2.3.2 CRT shall first obtain from any such prospective licensee undertakings relating to confidentiality  and publication on terms no less onerous than those set out in Clause 9.

GB 0000011

2.4
Genesis Biopharma shall have the right to grant Sub-licences of any or all of the rights granted to it pursuant to Clause 2.1 to a Third Party or an Affiliate if, in respect of each Sub-licence, Genesis Biopharma ensures that CRT’s rights under this Agreement are maintained and that Genesis Biopharma meets the material terms and conditions of the Agreement.  In the case of the grant of a Sub-licence to a Third Party only, Genesis Biopharma shall obtain the prior written consent of CRT, such consent not to be unreasonably withheld or delayed, provided, however, that CRT’s failure to provide written “good cause” denial of consent within thirty (30) Business Days after Genesis Biopharma requests consent to grant a Sub-licence shall be deemed to be consent. Notwithstanding anything to the contrary set forth herein, (i) Genesis Biopharma shall have the right to grant Sub-licences of any or all of the rights granted to it pursuant to Clause 2.1 to any Affiliate of Genesis Biopharma without obtaining CRT’s prior written consent and (ii) Genesis Biopharma shall also have the right, without obtaining CRT’s prior written consent, to enter into a sub-contract manufacturing, co-marketing or distribution agreement with a Third Party under which Genesis Biopharma appoints a Third Party as its agent to manufacture, promote or sell Products. Within thirty (30) Business Days of the grant of any Sub-licence to a Third Party, Genesis Biopharma shall provide CRT with a true copy of the Sub-licence signed by Genesis Biopharma and such Third Party, at Genesis Biopharma’s own expense. Any Sub-licence that is granted in breach of this Clause 2.4 shall be void. Without prejudice to Genesis Biopharma’s obligation to seek CRT’s consent to grant Sub-licences to Third Parties as set forth under this Clause 2.4, any Sub-licence granted by Genesis Biopharma to a Third Party shall be presumed to meet the requirements of this Clause 2.4 if it shall:

2.4.1	be granted on an arm’s length basis reflecting the arms length fair market value for 100% cash consideration;

2.4.2	provide that the Sub-licence shall terminate automatically on termination for whatever reason of this Agreement;

2.4.3
provide that the Third Party with whom the Sub-licence has been entered into shall undertake to allow Genesis Biopharma access to such Third Party’s books and records relating to the calculation of Net Sales of Products, and Genesis Biopharma undertakes to include in its books and records or make available to CRT all Net Sales information and records it receives from such Third Party relating to Products;

2.4.4
provide that, in the event of termination of this Agreement, the Third Party Sub-licensee shall have the right, for a period of ninety (90) Business Days following the date of termination, to sell off stocks of Product held by it at the date of termination; and

2.4.5
prohibit the assignment of the Sub-licence to any Third Party; provided, however, that Genesis Biopharma shall be permitted to permit such Third Party Sub-licensee to sub-license the rights granted to it under the Sub-licence, provided that (1) Genesis Biopharma shall ensure that the terms of such sub-sub-licence comply with the terms of this Clause 2.4 mutatis mutandis; and (2) the terms of the sub-sub-licence prohibit the sub-licensing of the rights granted thereunder and Genesis Biopharma shall, at its own cost, provide a copy of each sub-sub-licence to CRT as soon as possible after completion.

2.5	Any breach of Clauses 2.3 or 2.4 shall be a material breach of this Agreement.

2.6
In the event that this Agreement is terminated by Genesis Biopharma pursuant to Clause 10.5 hereof, CRT agrees that it will not directly or indirectly contact or contract with any Sub-licensee or sub-sub-licensee of Genesis Biopharma, or enter into any contractual arrangement with any Sub-Licensee, sub-sub-licensee or competitor of Genesis Biopharma in regard to any Licensed Intellectual Property, for a period of one (1) year after such termination of this Agreement.

GB 0000012

3.	DEVELOPMENT AND MARKETING PLAN

3.1	Genesis Biopharma shall:

3.1.1	subject to Clause 3.3, use commercially reasonable endeavours to undertake the Development Plan at its own cost and expense; and

3.1.2
provide quarterly reports for periods ending on 31 March 2010 and each subsequent period of three months until 31 December 2012, and thereafter six-monthly reports for periods ending on 30 June and 31 December in each year, outlining its and its Affiliates’ and any Sub-licensee’s progress with respect to the milestone deadlines in the Development Plan and proposing any reasonable changes to the Development Plan it requires; and

3.1.3	spend no less than [**********] of the Initial Financing in undertaking and completing the In Vivo Efficacy Work on or before [**********].

3.2
In the event that Genesis Biopharma proposes amendment of the Development Plan pursuant to Clause 3.1.2 or otherwise, the Parties shall discuss such amendment in good faith but no amendment to the Development Plan shall be effective unless made in writing and signed by both Parties.

3.3
In the event that Genesis Biopharma misses any of the material milestones highlighted in the Development Plan (as may have been amended pursuant to Clause 3.2) by more than three (3)  months, , such failure shall be a material breach of this Agreement and the Parties shall meet to discuss the matter with an aim to come to an agreement on the reassignment of the milestones, but on doing so, if the Parties cannot reach agreement, CRT shall have the right to terminate this Agreement in accordance with the terms of Clause 10.5 below.  Failure by Genesis Biopharma to deliver to CRT any quarterly or six-monthly report as provided in Clause 3.1.2 shall be a material breach of this Agreement.

3.4
Genesis Biopharma shall, and shall procure that its Affiliates and Sub-licensees shall, use their commercially reasonable endeavours to: (i) obtain all necessary and desirable regulatory and other approvals to market and sell Products (collectively, “Marketing Approval”) from any relevant Competent Authority and, upon receipt of Marketing Approval in a country; (ii) commercialize the Products in each such country to the maximum extent practicable; and (iii) without limitation of its obligations under Clause 3.4(i) and (ii) hereof, adhere to the Marketing Plan as further set forth in Clause 3.5 hereof.

GB 0000013

3.5
Commencing with the first full calendar year to occur after the first grant of Marketing Approval for a Product by a Competent Authority and for each calendar year thereafter during the term of the Agreement, Genesis Biopharma shall submit to CRT an annual Marketing Plan (each a “Marketing Plan”) within forty-five (45) days after the first day of a calendar year, which shall include a summary of the marketing, sales and distribution plans on a country-by-country basis for such calendar year of Genesis Biopharma or its Affiliates or Sub-licensees, as applicable.  Each Marketing Plan shall be of sufficient detail to allow CRT to determine that a highly professional and logical plan has been devised that will support the objective of making the Product available to as many patients as possible as early as possible, within the applicable laws and regulations, and thereby generating, growing and maintaining Product sales throughout the term of this Agreement.  The Marketing Plan may be subject to changes based upon local market conditions, changes in competition, changes in other aspects that may be expected to have an impact on local sales results and as a result, the Marketing Plan shall be subject to change by Genesis Biopharma upon prior written notice to CRT (provided, further, that the foregoing shall be without limitation of the obligations of Genesis Biopharma pursuant to Clause 3.4(i) and (ii) hereof).  All costs relating to the preparation and submission of the Marketing Plans shall be borne by Genesis Biopharma.  All Marketing Plans shall be deemed as Confidential Information for purposes of this Agreement and CRT shall not provide any Third Party with access to any Marketing Plan, or any portion thereof.

4.	CONSIDERATION

4.1	Genesis Biopharma shall pay to CRT:

4.1.1	£30,000 (thirty thousand pounds sterling) on the Commencement Date;

and

4.1.2	[*****************************] within thirty (30) Business Days of the Financing Event;

and

4.1.3
subject to the provisions of Clauses 4.2, 4.3, 10.6 and 11.4, the following payments within thirty (30) Business Days of the occurrence of the relevant milestone event for a therapeutic Product (and separate Indications with respect thereto) set forth in this Clause 4.1.3:

4.1.3.1	[*****************************] on filing of IND or equivalent in each of the US and the European Economic Area; and

4.1.3.2	[*****************************] on the commencement of Phase III clinical or Pivotal Registration Studies in each of the US and the European Economic Area; and

4.1.3.3	[*****************************] on the filing of a new drug application or equivalent application in each of the US and the European Economic Area; and

4.1.3.4	[*****************************] on the grant of the initial Marketing Approval in each of the US and the European Economic Area.

and

GB 0000014

4.1.4
subject to the provisions of Clauses 4.2, 4.3, 10.6 and 11.4, the following payments within thirty (30) Business Days of the occurrence of the relevant milestone event for each diagnostic Product (and separate Indications with respect thereto):

[*****************************] on the grant of Marketing Approval in a Major Market;

and

4.1.5
subject to the provisions of Clauses 10.6 and 11.4, royalties of [**********] of Net Sales of therapeutic Products and royalties of [**********] of Net Sales of diagnostic/imaging Products (together “Direct Royalties”);

and

4.1.6	subject to the provisions of Clauses 10.6 and 11.4, [**********] of Sub-licence Fees (“Indirect Royalties”).

4.2
For the avoidance of doubt, if, in respect of each of the milestone events described in Clauses 4.1.3 and 4.1.4, that milestone event is achieved in respect of a particular Product by a Sub-licensee which is not an Affiliate of Genesis Biopharma, Genesis Biopharma shall not be liable to pay the payment linked in Clause 4.1.3 or Clause 4.1.4 to that particular milestone event and the only payments to be made, if applicable, shall be under Clauses 4.1.5 and 4.1.6.

4.3
Notwithstanding anything to the contrary set forth herein, (i) Genesis Biopharma shall not be obliged to pay the sums in respect of the milestone events in Clauses 4.1.3 or 4.1.4 if it has already made four (4) such payments in respect thereof previously, and (ii) Genesis Biopharma shall also not be obliged to pay the sums in respect of the milestone events in Clauses 4.1.3 or 4.1.4 which have occurred for an Orphan Indication. For the avoidance of doubt the maximum number of milestone events that Genesis Biopharma shall be obliged to pay sums in respect of under Clauses 4.1.3 and 4.1.4 is twenty (20).

4.4
The Direct Royalties and Indirect Royalties shall be paid Quarterly in arrears within thirty (30) Business Days of the end of the Quarter in which the relevant sales of Products or receipt of Sub-licence Fees (as the case may be) has taken place.  Within thirty (30) Business Days of the end of each Quarter Genesis Biopharma shall provide to CRT a written report setting out in respect of that Quarter the sales of Products on a country by country basis, if any, made by Genesis Biopharma, the calculation of the Net Sales and the royalty payable to CRT in respect of such Net Sales together with any Sub-licence Fees received by Genesis Biopharma.  Subject to the provisions of Clauses 10.6, 11.1 and 11.8, the royalties in this Clause 4.4 shall not be reduced, limited or diminished in any way by virtue of the fact that Genesis Biopharma is required to seek a licence or other rights from or make payments to any Third Party for the exploitation of any of the rights granted to it under this Agreement.

GB 0000015

5.	PAYMENT

5.1
All payments due to CRT under this Agreement shall be made in pounds sterling in cleared funds to the account of [******************************************************]  (or such other account details as CRT may from time to time notify to Genesis Biopharma).

5.2
Where sums are received by Genesis Biopharma in a currency other than pounds sterling, conversion of such currencies to pounds sterling shall be performed at the closing mid-spot rate for that currency published in the Financial Times in London on the last Business Day of the Quarter in which the sum is to be paid.

5.3	All costs of transmission or currency conversion shall be borne by Genesis Biopharma.

5.4
All payments by Genesis Biopharma to CRT under this Agreement are expressed to be exclusive of value added tax howsoever arising, and Genesis Biopharma shall pay to CRT in addition to those payments or if earlier on receipt of a tax invoice or invoices from CRT, all Value Added Tax for which CRT is liable to account in relation to any supply made or deemed to be made for Value Added Tax purposes pursuant to this Agreement.

5.5
All payments to CRT shall be made free and clear of, and without deduction or deferment in respect of, any claims, set-off and taxes imposed or levied by any Competent Authority including any withholding taxes.  In the event that Genesis Biopharma is obliged to deduct any withholding or other taxes it shall pay to CRT an amount as shall result in the net amount being received by CRT being equal to the amount which would have been received by CRT had no deduction or withholding been made; provided always that, if CRT is able to recover or set-off any such deduction or withholding, it shall refund such amount to Genesis Biopharma as shall result in the net amount being retained by CRT being equal to the amount which would have been received by CRT had no deduction or withholding been made.

5.6
The provisions of Clause 5.5 above requiring Genesis Biopharma to pay to CRT a sum such that the net amount received by CRT is equal to the amount that would have been received by CRT had no deduction or withholding been made shall not apply if, and only to the extent that, the relevant deduction results from Genesis Biopharma being under a legal obligation under the UK tax rules requiring Genesis Biopharma to deduct income tax at source from royalties payable by Genesis Biopharma to CRT in respect of a UK granted patent.

5.7
Where CRT does not receive payment of any sums due to it within thirty (30) Business Days of the relevant date set out in Clause 4 (the “Due Date”), interest shall accrue on the sum due and owing to CRT at the rate equivalent to an annual rate of three per cent  (3%) over the then current base rate of the Bank of England, for the UK, calculated on a daily basis, without prejudice to CRT’s right to receive payment on the Due Date.

GB 0000016

6.	BOOKS AND RECORDS

6.1
Pursuant to Clause 4.4, Genesis Biopharma shall prepare Quarterly Reports. The Quarterly Reports shall include Net Sales by country, including the company making the sales and the amount of Products sold. If CRT gives notice to Genesis Biopharma within twenty (20) Business Days of the receipt of any such Quarterly Report that it does not accept the same, that Quarterly Report shall be certified by an independent accountant appointed by agreement between Genesis Biopharma and CRT or, in default of agreement within ten (10) Business Days, appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. Genesis Biopharma shall (subject to the independent accountant agreeing to maintain the confidentiality of the books and records save insofar as is necessary for the proper reporting to Genesis Biopharma and CRT) make available to the independent accountant all books and records required for the purpose of that certification and the statements so certified shall be final and binding between the Parties.  The cost of the certification shall be the responsibility of Genesis Biopharma if the statement is shown to have underestimated the monies payable to CRT by more than five per cent (5%) and the responsibility of CRT otherwise.  Any outstanding payments due to CRT which are identified as a result of carrying out the investigation shall be paid to CRT within ten (10) Business Days. There shall be no more than one certification by an independent accountant in relation to any one calendar year.

6.2
Genesis Biopharma shall keep true and accurate records and books of account, and shall require in its contracts with Sub-licensees that its Sub-licensees shall keep true and accurate records and books of account, containing all data necessary for the calculation of the amounts payable by Genesis Biopharma to CRT pursuant to this Agreement, including such amounts payable pursuant to Clause 2.4.3.  Such records and books of account shall be kept for six (6) years following the end of the calendar year to which they relate and Genesis Biopharma’s records and books of account shall, upon reasonable notice having been given by CRT, be open at reasonable times on Business Days for inspection under the terms of confidentiality contained in this Agreement, by an independent firm of accountants appointed by agreement between the Parties or, failing such agreement within ten (10) Business Days, appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. The cost of any such examination shall be borne by CRT, such examination to take place and be completed not later than six (6) years following the expiration of the period to which it relates and there shall be no more than one examination per year.

7.	MANAGEMENT OF PATENT RIGHTS; OWNERSHIP OF INTELLECTUAL PROPERTY

7.1
Subject to Clauses 7.4, 7.5 and 7.6 hereof, Genesis Biopharma shall, from the Commencement Date, undertake or procure the filing, prosecution, and maintenance of the Licensed Intellectual Property, including the Licensed Patents, in the name of CRT and be responsible for any enforcement proceedings relating to them (including any interference or opposition proceedings); provided, further, that the Parties agree that Genesis Biopharma’s obligations hereunder shall extend only within the Field (unless such filing, prosecution or maintenance is not separable by Field). Genesis Biopharma or CRT shall provide copies of all relevant correspondence to CRT or Genesis Biopharma, as the case may be, within fourteen (14) Business Days of receipt, and the Parties shall consult in all material respects with each other in relation to such filing, prosecution, and maintenance. Genesis Biopharma shall also be responsible for payment of all fees incurred by or on instructions of Percipio but which are not paid by Percipio.  Genesis Biopharma shall not appoint or change any outside firm of Patent Attorneys appointed to represent it in the efforts described in this Clause 7.1 without CRT’s prior written consent (which consent CRT shall not unreasonably withhold).

GB 0000017

7.2
Each Party shall give the other immediate notice of any actual or suspected infringement of the Licensed Patents or any actual or suspected misuse or misapplication of the Licensed Know How and/or the Licensed Materials by a Third Party which comes to that Party’s attention during the term of this Agreement.

7.3
If either Party receives any notice, claim, or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property by reason of either Party’s activities in relation to this Agreement or the use and exploitation of the Licensed Intellectual Property in the Field, the Party receiving that notice shall forthwith (but in no event in excess of three (3) Business Days) notify the other Party of the notice, claim or proceeding.

7.4
Genesis Biopharma may (subject to Clause 7.5), at its own cost, defend and enforce or may procure the defence or enforcement of the rights under the Licensed Intellectual Property in the Field, including any interference proceedings. CRT shall, at Genesis Biopharma’s cost, render all such reasonable assistance as Genesis Biopharma reasonably requests.  As used herein, “cost” shall mean the actual expenditure of expenses and shall not include any consulting fee or fees for reasonable time spent by CRT rendering assistance pursuant to this provision. To the extent that in any proceedings the court of competent jurisdiction does not award damages to Genesis Biopharma in respect of lost royalties, any damages or financial settlement monies received by Genesis Biopharma pursuant to such proceedings shall, after deduction of any and all of the costs and expenses incurred by Genesis Biopharma in such proceedings (to the extent such costs and expenses have not been recovered from the other Party), be treated as Net Sales. If Genesis Biopharma, for any reason whatsoever, decides not to defend or enforce the Licensed Intellectual Property in the Field or any part of it pursuant to this Clause 7.4, it shall promptly notify CRT and CRT shall have the right to undertake proceedings on its own behalf pursuant to Clause 7.5.

7.5
If Genesis Biopharma elects not to defend or enforce the relevant Licensed Intellectual Property in the Field pursuant to Clause 7.4 and if CRT desires the enforcement or defence of such rights it shall notify Genesis Biopharma and Genesis Biopharma shall, at CRT’s request and cost, grant to CRT any and all rights that would be necessary solely for the purpose of allowing CRT to undertake such enforcement or defence. If Genesis Biopharma is unable to grant such rights then it shall, at CRT’s request, grant to CRT the right to conduct such an action in its name. CRT shall defend and enforce or shall procure the defence or enforcement of the rights under Licensed Intellectual Property in the Field pursuant to this Clause 7.5 at its own cost. Genesis Biopharma shall provide, at CRT’s cost, all such reasonable assistance as CRT may reasonably request in any such proceedings.  Any monies received by CRT, or any damages or costs awarded against CRT, pursuant to any enforcement or defence of the Licensed Intellectual Property by it under this Clause 7.5 shall be solely for the benefit of CRT.

GB 0000018

7.6
In the event that the Licensed Intellectual Property is licensed to a Third Party outside the Field for commercial purposes the costs and expenses in relation to the prosecution, maintenance and defence of the Licensed Intellectual Property referred to in this Clause 7 shall no longer be borne by Genesis Biopharma alone and CRT undertakes to ensure that such costs and expenses shall be apportioned as between each licensee of the Licensed Intellectual Property in shares reflecting the commercial value of the Licensed Intellectual Property in the respective fields. However, nothing herein, including any licence to a Third Party by CRT, shall prevent Genesis Biopharma from exercising its rights under Clause 7.4, and CRT agrees to take all steps necessary with said Third Parties to grant to Genesis Biopharma any and all rights necessary to allow Genesis Biopharma to undertake such enforcement or defence.  CRT further agrees that it will not allow any Third Party to enforce or defend the Licensed Intellectual Property, either within or outside the Field, without the prior express written permission of Genesis Biopharma.

7.7
CRT shall, at CRT’s cost, provide such reasonable assistance and advice to Genesis Biopharma as Genesis Biopharma may request (including the provision of copies of any necessary documents) which is necessary or desirable for Genesis Biopharma to apply for an extension to the term of protection of the Licensed Patents in the Field including any SPC or other like form of protection anywhere in the Territory.

7.8
As between the Parties, their Affiliates and Sub-licensees:  (i) all rights, title and interest in the Genesis Biopharma Intellectual Property shall be exclusively owned by Genesis Biopharma and (ii) all rights, title and interest in any clinical data or regulatory filings relating to the Products shall be exclusively owned by Genesis Biopharma.

8.	WARRANTIES AND LIABILITY

8.1	Each Party represents and warrants to the other Party that:

8.1.1
it has legal power, authority and right to enter into this Agreement and to perform its respective obligations hereunder and such Agreement is valid, binding and enforceable against such Party in accordance with its terms; and

8.1.2
it is not at the Commencement Date a party to any agreement, arrangement or understanding with any Third Party which in any significant way prevents it from fulfilling any of its material obligations hereunder.

8.2
Save as provided in Clause 8.1, neither Party gives any representation or warranty to the other Party that the performance of this Agreement will not result in the infringement of any rights, including intellectual property rights, vested in a Third Party.

8.3
Neither Party shall be liable to the other Party, its Affiliates or Sub-licensees in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, cost or expense of an indirect or consequential nature (including any economic loss or other loss of turnover, profits, business or goodwill) arising out of or in connection with this Agreement or the subject matter of this Agreement.

GB 0000019

8.4
Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that any patent will issue based upon the Licensed Patents, that any patent included in the Licensed Patents which issues will be valid, or that the use of any Licensed Intellectual Property will not infringe the patent or proprietary rights of any other person.  Furthermore, neither Party makes any representation or warranty, express or implied, with respect to the Licensed Intellectual Property, including without limitation, any warranty of merchantability or fitness for a particular purpose.

8.5
All Materials, including Licensed Materials, provided by or on behalf of either Party and data generated by or on behalf of either Party under this Agreement are provided "as is" and without any representation or warranty, express or implied, including without limitation any implied warranty of merchantability or fitness for any particular purpose or any warranty that the use of the Licensed Materials will not infringe or violate any patent or other proprietary rights of any other person.

8.6
Subject to Clause 8.3, Genesis Biopharma shall be responsible for, indemnify and hold harmless CRT, its Affiliates and their officers, servants and agents against any and all liability, loss, damage, cost or expense (including reasonable attorney’s fees and court and other expenses of litigation) (“Losses”) arising out of or in connection with Third Party claims relating to the discovery, research, development, manufacture, marketing, selling and disposal of Products by Percipio, Genesis Biopharma, its Affiliates and/or any Sub-licensees, provided always that no such Losses arise or have arisen as a consequence of any breach of this Agreement, breach of statutory duty, negligent act, omission or wilful misconduct of or by CRT or its Affiliates or their officers, servants and agents.

8.7
In the event that CRT intends to seek indemnification under Clause 8.6, as applicable, it shall promptly inform the indemnifying Party of a claim after receiving notice of the claim and shall permit the indemnifying Party to direct and control the defence of the claim and shall provide such reasonable assistance as reasonably requested by the indemnifying Party (at the indemnifying Party’s cost) in the defence of the claim. As used herein, “cost” shall mean the actual expenditure of expenses and shall not include any consulting fee or fees for reasonable time spent by CRT rendering assistance pursuant to this provision.

8.8
Under no circumstances shall CRT’s liability to Genesis Biopharma under this Agreement in total exceed the sums which are actually paid or due and owing by Genesis Biopharma to CRT pursuant to this Agreement except in the event Losses arise or have arisen as a consequence of any negligent act, omission or wilful misconduct of or by CRT or its Affiliates or their officers, servants and agents.

8.9
Nothing in this Agreement shall be construed as excluding or limiting the liability of either Party or any of their officers, employees and agents to the other Party for death or personal injury of any person resulting from the negligence or wilful misconduct of such persons.

9.	CONFIDENTIALITY

9.1
Each Party undertakes to keep secret and confidential and agrees not at any time for any reason whatsoever disclose or permit to be disclosed to any Third Party or otherwise make use of or permit use to be made of (except as expressly permitted by this Agreement), any Confidential Information of the disclosing Party and/or Know How of the disclosing Party and/or the Licensed Intellectual Property which come into the recipient Party’s possession during the term of this Agreement.

GB 0000020

9.2
The Parties shall ensure that only those of, and their Affiliates’ and/or Sub-licensees’, their directors, officers and employees who need to have access to Confidential Information and/or Know How and/or the Licensed Intellectual Property for the proper performance of this Agreement and any Sub-licence do have access and that those who are directly concerned with the performance of this Agreement and any Sub-licence and who have access to the Confidential Information and/or Know How of the disclosing Party and/or the Licensed Intellectual Property are informed of its secret and confidential nature and the recipient Party undertakes to ensure that such of its, and its Affiliates’ and its Sub-licensees’, directors, officers and employees to whom the Confidential Information and/or Know How and/or the Licensed Intellectual Property is disclosed shall have, prior to such disclosure, executed a confidentiality undertaking on terms no less onerous than those contained in this Agreement or that such disclosure is adequately governed by the terms of the contract of employment of such director, officer or employee.

9.3	The obligations of confidence referred to in this Clause 9 shall not extend to any Confidential Information or Know How or the Licensed Intellectual Property which:

9.3.1	is at the time of disclosure, or thereafter becomes, generally available to the public otherwise than by reason of a breach by the recipient Party of the provisions of this Agreement; or

9.3.2	is known to the recipient Party without obligations of confidence prior to its receipt from the disclosing Party, as can be shown by written record; or

9.3.3	is subsequently disclosed to the recipient Party without obligations of confidence by another party owing no such obligations in respect thereof; or

9.3.4	is required to be disclosed by any applicable law or any Competent Authority to which a Party is from time to time subject; or

9.3.5	is independently developed by a person or persons with no access to the Confidential Information disclosed by a Party, as demonstrated by written records; or

9.3.6
is required to be or is necessarily disclosed through the marketing of a Product embodying Licensed Intellectual Property or to any Competent Authority or by the rules of any stock exchange, including for the avoidance of doubt the United States Securities and Exchange Commission pursuant to relevant U.S. securities regulations, and as may be required under the National Audit Act 1983 or otherwise legally required to be disclosed, provided always that the recipient Party shall use its best endeavours to limit any such disclosure to a minimum and shall, if reasonably possible, prior to such disclosure, provide the disclosing Party with sufficient notice, in order to obtain a protective or other order as a court of competent jurisdiction shall award.

GB 0000021

9.4	The obligations of each Party under Clauses 9.1-9.3 shall survive the expiration or termination for whatever reason of this Agreement.

10.	TERM AND TERMINATION

10.1
This Agreement shall come into effect on the Commencement Date and, unless sooner terminated as provided hereunder, shall continue in full force and effect until the termination of all licences granted to Genesis Biopharma pursuant to Clause 2.1 above.  Genesis Biopharma’s obligations to make royalty payments to CRT on a country by country basis throughout the Territory pursuant to Clause 4 shall expire with respect to a country upon the termination of the licence in such country pursuant to Clause 2.2.

10.2	CRT may, on thirty (30) Business Days written notice, terminate this Agreement if:

10.2.1
Genesis Biopharma takes any action, serves any notice or commences any proceedings seeking to revoke or challenge the validity of the Licensed Patent or if it procures or assists a Third Party to take any such action; or

10.2.2	the Financing Event has not occurred prior to expiry of the period of six (6) months after the Commencement Date; or

10.2.3
at any time prior to the listing of shares of Genesis Biopharma on a public exchange, in the event of a change of Control of Genesis Biopharma where the new Controlling party is a Tobacco Party. “Control” for the purposes of this sub-clause means the power to secure that the affairs of Percipio are conducted in accordance with the wishes of another whether through ownership of 50% or more of the voting securities of Genesis Biopharma or by contract or otherwise and “Controlling” shall be construed accordingly.

10.3
If Genesis Biopharma, for bona-fide commercial reasons, decides to cease the prosecution and/or maintenance of the Licensed Patent in a particular country within the Territory (“Ex-country”), Genesis Biopharma shall notify CRT and CRT may in its discretion continue to support the Licensed Patent in the relevant Ex-country provided that Genesis Biopharma’s licence in respect of the Licensed Patent in the relevant Ex-country shall expire thirty (30) Business Days from receipt by CRT of such notification from Genesis Biopharma.  Any deadlines or payments required to be made during the notice period shall be complied with or paid by Genesis Biopharma.

10.4
If for any reason Genesis Biopharma, or its Sub-licensees no longer wish to develop, make, market, sell and/or otherwise dispose of Products in the Territory, or in a particular country within the Territory, Genesis Biopharma shall so notify CRT in writing and this Agreement shall terminate in the country or Territory, as may be applicable, ninety (90) Business Days from receipt of such notice.

10.5
Either CRT on the one hand or Genesis Biopharma on the other hand (the “Terminating Party”) shall have the right to terminate this Agreement forthwith upon giving written notice of termination to Genesis Biopharma on the one hand or CRT on the other hand as the case may be (the “Defaulting Party”), upon the occurrence of any of the following events at any time during this Agreement:

GB 0000022

10.5.1
the Defaulting Party commits a material breach of this Agreement which in the case of a breach capable of remedy has not been remedied thirty (30) Business Days after the receipt by the Defaulting Party from the Terminating Party of written notice identifying the breach and requiring its remedy;

10.5.2
the Defaulting Party for a period of longer than thirty (30) Business Days suspends payment of its debts or otherwise ceases or threatens to cease to carry on its business or becomes bankrupt or insolvent (including without limitation being deemed to be unable to pay its debts);

10.5.3
a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or arrangement of its affairs, or the Defaulting Party enters into any composition or arrangement for the benefit of its creditors, or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the re-construction or re-adjustment of debts (including where a petition is filed or proceeding commenced seeking any reorganisation, arrangement, composition or re-adjustment under any applicable bankruptcy, insolvency, moratorium, reorganisation or other similar law affecting creditor’s rights or where the Defaulting Party consents to, or acquiesces in, the filing of such a petition); or

10.5.4	the Defaulting Party takes any action, or any legal proceedings are started or other steps are taken by a Third Party, with a view to:

(a)
the winding up or dissolution of the Defaulting Party (other than for the reconstruction of a solvent company for any purpose, including the inclusion of any part of the share capital of the Defaulting Party on a recognised public stock exchange); or

(b)
the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator or similar officer of the Defaulting Party against the Defaulting Party or a substantial part of the assets of the Defaulting Party; or

(c)	the undertaking of anything analogous to any of the foregoing under the laws of any country.

10.6
Notwithstanding anything to the contrary herein, in the event that any patent, or claim thereof, included within the Licensed Patents is held invalid in a country, by a final decision by a court of competent jurisdiction and from which no appeal has or can be taken, then any obligations to make milestone payments under Clauses 4.1.3 and 4.1.4 shall cease to exist in such country as of the date of the final decision and that all royalties payable under Clauses 4.1.5 and 4.1.6 of this Agreement with respect to such country shall be reduced by [**********]; provided, further that upon the occurrence such event, Genesis Biopharma shall have a non-exclusive licence to the Licensed Intellectual Property in such country as set forth in Clause 11.4 hereof.

GB 0000023

11.	CONSEQUENCES OF TERMINATION

11.1	Subject to Clauses 10.6 and 11.4 upon termination of this Agreement:

11.1.1	the licence rights granted by CRT to Genesis Biopharma pursuant to Clause 2 shall terminate and any Sub-licences granted by Genesis Biopharma pursuant to Clause 2.4 shall terminate;

11.1.2	Genesis Biopharma shall pay to CRT within ninety (90) Business Days all sums due to CRT hereunder which have accrued prior to the date of termination;

11.1.3
each recipient of Confidential Information shall promptly return to each disclosing Party, or, at the option of the disclosing Party, destroy, all Confidential Information held in hard copy or electronic form which has been provided to the recipient Party save that each recipient Party shall be permitted to retain one copy of any document containing such Confidential Information for the purposes of ensuring its continuing compliance with Clause 9 and for no other purpose; and

11.1.4
upon written request by CRT, Genesis Biopharma shall, within thirty (30) Business Days of receipt of said notice, return to CRT, or, at CRT’s option, destroy all Licensed Materials held by Genesis Biopharma.  Nothing herein shall require Genesis Biopharma to return publicly available material or other materials that are the subject of Clause 9.3, above.

11.2	Subject to the provisions of Clause 10.6:

11.2.1
Genesis Biopharma shall provide to CRT within thirty (30) Business Days of termination of this Agreement one copy of each document containing information, together with any information held in an electronic form, in each case in reasonably sufficient detail to enable CRT itself or through a Third Party to further develop Products; (a) relating directly to the Licensed Intellectual Property and/or developed or acquired by Genesis Biopharma whilst undertaking  the Development Plan; and (b) comprised within Viragen Intellectual Property, Percipio Intellectual Property, Genesis Biopharma Intellectual Property and/or clinical data relating to the Licensed Intellectual Property to which Genesis Biopharma has rights.

11.2.2
Genesis Biopharma shall provide to CRT within sixty (60) Business Days of the Commencement Date and on each anniversary thereof, one copy of each such document, together with any such information held in an electronic form, as referred to in Clause 11.2.1, which pending accrual  of CRT’s rights under Clauses 11.1 or 11.3 CRT shall hold to the order of Genesis Biopharma.

GB 0000024

11.3	In the event of termination:

11.3.1
By Genesis Biopharma pursuant to Clauses 10.3 or 10.4 in a particular country, then Genesis Biopharma agrees to provide CRT with an exclusive, sub-licensable licence to use the Percipio Intellectual Property, the Viragen Intellectual Property,  the Genesis Biopharma Intellectual Property and all clinical data relating to the Licensed Intellectual Property to which it has rights, to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Products in the Field in that country or countries on a Revenue Share basis;

11.3.2
By Genesis Biopharma pursuant to Clauses 10.3 or 10.4 in the entire Territory, or by  CRT pursuant to Clauses 10.2.2 or 10.5, then Genesis Biopharma agrees to assign to CRT the Percipio Intellectual Property, the Viragen Intellectual Property and  the Genesis Biopharma Intellectual Property and all clinical data relating to the Licensed Intellectual Property to which  it has rights, on a Revenue Share basis.

11.4
In the event of the expiry of this Agreement or the termination of this Agreement by Genesis Biopharma pursuant to Clause 10.5, CRT shall grant to Genesis Biopharma a non-exclusive, perpetual, fully paid up royalty-free licence to the Licensed Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of the Products in the Territory. In the event of (i) a termination of a licence in a country (except pursuant to Clauses 10.3 or 10.4) or (ii) the occurrence of an event as set forth in Clause 10.6, CRT shall grant to Genesis Biopharma a non-exclusive, perpetual, fully paid up royalty-free licence to the Licensed Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of the Products in such country.  Notwithstanding anything to the contrary set forth in this Clause 11.4, if CRT shall terminate the Agreement pursuant to Clauses 10.2 or 10.5, the licence shall terminate.

11.5
If Genesis Biopharma serves notice to terminate this Agreement in the Territory or in particular countries pursuant to Clauses 10.3 or 10.4 it shall, without prejudice to its obligation to pay royalties during the notice period, pay to CRT all of any milestone payment which has not been paid and in respect of which the milestone event has been achieved prior to the date of notification by Genesis Biopharma of its intention to terminate.

11.6
Notwithstanding anything to the contrary herein, the termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination or expiry and in particular but without limitation the right to recover damages and interest, and the provisions of Clauses 2.3, 2.6, 6.2, 7.7 (but only to the extent that a licence has been granted pursuant to Clause 11.4 hereof), 7.8, 8.1-8.9, 9.1-9.4, 10.6, 11.1-11.8, 14.1-14.2, 17.1-17.3, 18.1, 18.2, 19.1, 20.1, 20.2, 21.1 and 22.1-22.3 shall remain in full force and effect.

11.7
Notwithstanding the provisions of Clause 11.1.1, termination or expiry of this Agreement for whatever reason shall be without prejudice to the rights of Genesis Biopharma and/or its permitted Sub-licensees to fulfill orders received prior to the termination or expiry subject to the payment of royalties on any Net Sales accruing in respect thereof at the rates set out in this Agreement.

GB 0000025

11.8
If pursuant to Clause 10.3, CRT should wish to proceed with commercialisation of a Product in any Ex-country, Genesis Biopharma shall grant to CRT a licence in such Ex-country to the relevant portion of the Genesis Biopharma Intellectual Property on Revenue Share terms to be agreed; for the avoidance of doubt, CRT shall not be obliged to pay a licence fee upon signature of such licence.

12.	WAIVER

12.1
Neither Party shall be deemed to have waived any of its rights or remedies conferred by this Agreement unless the waiver is made in writing and signed by a duly authorised representative of that Party.  In particular, no delay or failure of either Party in exercising or enforcing any of its rights or remedies conferred by this Agreement shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by either Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

13.	ENTIRE AGREEMENT/VARIATIONS

13.1
Save for the Licence Termination and Waiver Agreement and the Confirmatory Waiver Agreement of even date herewith, this Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement.

13.2
No director, employee or agent of either Party is authorised to make any representation or warranty to the other Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Clause 13 shall operate to limit or exclude any liability for fraud.

13.3	No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of both Parties.

13.4
In the event of any conflict or discrepancy between this Agreement and any other agreement, schedule or amendment, the terms of this Agreement shall control unless superseded by subsequent written agreement.

14.	NOTICES

14.1
Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by hand, sent by overnight registered or recorded delivery airmail post or sent by facsimile confirmed by registered or recorded delivery post to the address or facsimile number of the recipient set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Parties.

GB 0000026

Address of Genesis Biopharma

Genesis Biopharma, Inc.
Suite 200
8275 Eastern Ave.
Las Vegas, Nevada
USA

For the attention of Robert Brooke
     Chief Executive Officer

Fax No. +1 (310) 696-0334

Address of CRT

Sardinia House
Sardinia Street
London
WC2A 3NL

Fax No. +44 (0) 20 7269 3641

For the attention of the Chief Executive.

14.2	Any notice given pursuant to this Clause 14 shall be deemed to have been received:

14.2.1	in the case of delivery by hand, when delivered; or

14.2.2	in the case of sending by overnight registered or recorded delivery airmail post on the second Business Day following the day of posting; or

14.2.3
in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment if the acknowledgement occurs before 1700 hours local time of the recipient on a Business Day and in any other case on the following Business Day.

15.	ASSIGNMENT

15.1
Neither Party shall without the prior written consent of the other Party, assign the benefit and/or burden of this Agreement nor sub-contract any of its obligations hereunder unless otherwise permitted by the terms hereof.

16.	FORCE MAJEURE

16.1
If a Party (the “Non-Performing Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the relevant obligations of the other Party (the “Innocent Party”) under this Agreement shall be suspended for a period equal to the duration of the circumstance of Force Majeure (the “Suspension”) provided that:

GB 0000027

16.1.1	the Suspension is of no greater scope than is required by the Force Majeure;

16.1.2
the Non-Performing Party gives the Innocent Party prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

16.1.3	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

16.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

16.2
If the Suspension continues for a period of six (6) calendar months the Innocent Party may give thirty (30) Business Days written notice thereafter to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that thirty (30) Business Day notice period.

17.	DISPUTE RESOLUTION

17.1
Any question, difference or dispute which may arise concerning the construction meaning or effect of this Agreement or concerning the rights and liabilities of the Parties hereunder or any other matter arising out of or in connection with this Agreement shall first be submitted to the then acting Chief Executive Officer of Genesis Biopharma and the Chief Executive of CRT who may call on others to advise them as they see fit.

17.2
If the discussions under Clause 17.1 should fail to resolve the question, difference or dispute within forty-five (45) Business Days, the Parties agree to try in good faith to settle the matter by mediation, but not arbitration, administered by the American Arbitration Association under its Commercial Mediation Rules. Any mediation under this Clause 17.2 shall take place in London.  If mediation should fail to resolve the question, difference or dispute within forty-five (45) Business Days, the Parties agree that either Party may seek resolution of such question, difference or dispute in court pursuant to Clause 22.1.

17.3
Notwithstanding the foregoing, and notwithstanding Clause 22, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any matter for which monetary damages would not adequately protect such Party’s interests or otherwise to enforce and protect intellectual property rights owned or licensed to such Party.

18.	SEVERANCE OF TERMS

18.1
If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

GB 0000028

18.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

18.1.2
in the case of the illegality, invalidity or unenforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

18.2
If in the reasonable opinion of any Party any severance under this Clause 18 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

19.	THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

19.1
None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and neither of the Parties shall have any authority to bind the other in any way except as provided in this Agreement.

20.	PUBLIC STATEMENTS

20.1	Except as provided in Clause 20.2, neither Party shall, without the prior written consent of the other Party:

20.1.1
use in advertising, publicly or otherwise, any trade-name, personal name, trade mark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof, owned by the other Party or its Affiliate; or

20.1.2
represent, either directly or indirectly, that any product or service of the other Party  or its Affiliate is a product or service of the representing Party or its Affiliate or that it is made in accordance with or utilises the information or documents of the other Party or its Affiliate.

20.2	The restrictions in Clause 20.1 shall not apply to the following:

20.2.1	a press release, in a form agreed to in writing by both Parties, publicly announcing this Agreement; or

20.2.2
use as required by any applicable law or governmental regulation, including, for the avoidance of doubt, compliance with all applicable United States Food and Drug Administration and United States federal and state securities laws, including the United States Securities and Exchange Commission Rules and requirements.

21.	COSTS

21.1	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

GB 0000029

22.	GOVERNING LAW, JURISDICTION AND PRESUMPTIONS

22.1	All matters relating to this Agreement shall be governed by the laws of England and the Parties submit to the non-exclusive jurisdiction of the English courts.

22.2
This Agreement shall be deemed to be jointly created and drafted, and no presumption shall arise, and no provision shall be construed, against the drafter of a particular section or provision, when interpreting this Agreement.

22.3
No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

GB 0000030

SCHEDULE 1 – DEVELOPMENT PLAN

CD55 mAb Programme

STAGE 1.

Activity	Estimated Timeline for Achievement

(1) Design and complete in vivo efficacy xenograft model	[**********]

(2) Manufacturing process development, Contract Manufacturing Organisation (CMO) contracting, and Contract Research Organisation (CRO) contracting	[**********]

1. IN VIVO EFFICACY

Purpose:	To determine if antibody enables destruction of tumor xenografts in appropriate animal model.

Support:	A minimum of [**********] will be committed to support this work.

Location:	TBD, either by University of Nottingham, SRI International, or another Contract Research Organisation

Timeline:	Completion Date: [**********]
(including animal application construction, approval through ethics committee, and conduct of study)

Decision Point: Go: anti-tumor (ADCC) effects observed and little appreciable gross mAb-related toxicity No Go: no anti-tumor (ADCC) effects observed and gross mAb-related toxicity observed

Tasks:
conduct in vitro studies to test synergy between ADCC and chemotherapy, produce antibody for xenograft studies, conduct xenograft studies in a model with high expression of CD55 (e.g. 791T xenograft model), and possibly in another model that would allow assessment of Ab toxicity (e.g. C170 xenograft model), if that model is reasonably determined to be necessary.

Deliverables:	data sets on whether antibody mediates ADCC with or without chemotherapy, and on whether antibody exhibits non-specific binding on human tissues.

Note:  Either the LD79 or most likely the LD86 version of the PB102 antibody will be used, dependent on an analysis of the current data and discussion with the University of Nottingham.

GB 0000031

2. MANUFACTURING PROCESS DEVELOPMENT, CONTRACT MANUFACTURING ORGANISATION CONTRACTING, and CONTRACT RESEARCH ORGANISATION CONTRACTING

(a)       Preparation: Basic Characterisation of mAb and production process

Purpose:	To determine basic characteristics of mAb and production process to facilitate transfer to Contract Manufacturing Organization (CMO).

Deliverables:	Report on basic characteristics of antibody: structural integrity of antibody and associated carbohydrate, plus details of cell culture process and purification.

Tasks:	Cell culture process, basic purification development, characterization of product

Timeline:	[**********] following Financing Event, as defined in the Proposed License

Note: A certain level of basic product characterization and details of the cell culture and production process is required before transfer to CMO, as this expedites their process and cuts costs as it can easily be done while confirmatory studies are ongoing.

(b)       Identify and contract with CMO

Purpose:	To identify and commission a CMO for PB102.

Tasks:
Contract a group to perform manufacturing work necessary for IND filing, such as Contract Manufacturing Process Transfer, Cell Banking, Pilot Manufacturing Batch for Toxicology, Regulatory Filing Support

Timeline:	Schedule and contracts for path to IND within [**********] from Financing Event

(c)       Identify and contract with CRO

Purpose:	To identify and commission a CRO for PB102.

Tasks:
Contract a group to perform research and regulatory support work necessary for IND filing, such as Analytical and Bioanalytical Method Development and Validation (ELISA), Methods Development for the Immunogenicity Analysis, Range Finding Toxicity Study and Pharmacokinetics in Rabbits (non-GLP), 4-Week Repeat Dose Toxicity Study in Rabbits (GLP), Tissue Cross-reactivity (TCR) of PB102 Antibodies with Rabbit, Monkey and Human Tissues Ex Vivo, Regulatory Preparation –Pre-IND Request and Information Packet

Timeline:	Schedule and contracts for path to IND within [**********] from Financing Event

STAGE 2.

Preclinical and Clinical development: plans to be agreed in writing by the Parties upon completion of Stage 1.

GB 0000032

SCHEDULE 2

PATENT/APPLICATION NUMBER	COUNTRY/REGION	FILING DATE
PCT/GB2003/005163	PCT	26th November 2003
EP2003000778533	EP	26th November 2003
HK05107885.8	HK	8th September 2005
AU2003285536	AU	26th November 2003
CN200380104471.7	CN	26th November 2003
CA032507106	CA	26th November 2003
US12/559,342 (Divisional application)	US	26th November 2003
JP2004-554700	JP	26th November 2003
BR2003000016741	BR	26th November 2003

GB 0000033

SCHEDULE 3

Licensed Know How

Full detail is set out below of all Know How generated and arising from the antibody programme prior to the termination of the Collaboration Agreement and which forms the subject matter of the licence rights relating to the Licensed Know How pursuant to Clause 2.1 as follows:

1.           [**********]
2.           [**********]
3.           [**********]
4.           [**********]
5.           [**********]
6.           [**********]

GB 0000034

IN WITNESS whereof this Agreement has been executed by duly authorized officers of the Parties on the date first above written.

Signed by:	/s/ P. J. L’Huillier

Name:	P. J. L’Hullier

Title:	Director, Business Management

For and on behalf of
CANCER RESEARCH TECHNOLOGY LIMITED

Signed by:	/s/ Robert Brooke

Name:	Robert Brooke

Title:	Chief Executive Officer

For and on behalf of
GENESIS BIOPHARMA, INC.

GB 0000035